UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
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Today we are announcing that our board will not reappoint Philip L. Hawkins to our audit committee effective immediately following our annual stockholders meeting on May 1, 2019. This decision is in response to stockholder feedback.

Mr. Hawkins is highly regarded by our board, management and industry. With his decades of REIT knowledge and expertise, he has been a superb addition to our board and audit committee since joining our board in August 2018 and our audit committee in October 2018.

The board has determined, and continues to assert, that Mr. Hawkins is an independent director eligible to serve on our audit committee. Mr. Hawkins is clearly independent based on New York Stock Exchange (NYSE) and SEC rules and regulations and on-point guidance from the NYSE (as further discussed in our additional proxy materials filed with the SEC on April 11, 2019). However, our board, our company and Mr. Hawkins wish to respect our stockholders’ differing perspectives. Regardless of the composition of his committee appointments, Mr. Hawkins will continue to add immense value and perspective to our company, and we look forward to his future contributions as a director.